virtus (pty) ltd
clinical development

CLINICAL TRIAL SERVICES MASTER AGREEMENT

THIS CLINICAL TRIAL SERVICES MASTER AGREEMENT (the "Agreement") is entered into as of 1st March 2008 (the "Effective Date"), by and between (i) NEUROKINE PHARMACEUTICALS Inc., whose principle place of business is at 1255, West Pender St., Vancouver BC, Canada V6E 2V1(together with its agents and/or affiliates "NEUROKINE") and (ii) VIRTUS CLINICAL DEVELOPMENT (Pty) LIMITED, whose offices are located at 28, Ingleside Rd., Camps Bay, Cape Town, South Africa 8005 (together with its agents and/or affiliates, ("VIRTUS").

WHEREAS, NEUROKINE is a biopharmaceutical company engaged in research, development and commercialization of human pharmaceutical products.

WHEREAS, VIRTUS is a contract clinical research organization with experience and expertise in planning, overseeing, and monitoring human clinical trials and analyzing data thereof as well as other related services within the region of South Africa;

WHEREAS, NEUROKINE desires to engage VIRTUS to provide certain clinical trial management and other services, and VIRTUS desires to provide such services to NEUROKINE, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. SERVICES TO BE RENDERED

NEUROKINE hereby engages VIRTUS to provide, and VIRTUS hereby agrees to provide, regulatory, the clinical trial management, and other services known as 'Scope of Work' as described in Appendix I, in accordance with the terms and conditions set forth in this Agreement for the clinical trial (the "Clinical Trial") Protocol NK 001 entitled *"A Randomized placebo-controlled study to assess the effects of NK-001 in protecting against the cognitive side effects of coronary artery bypass (CABG) graft surgery. Protocol NK-001-SACABG-1."* In summary, the Clinical Trial is designed to randomize 50 patients in South Africa in an effort to obtain sufficient patients who are evaluable in order to assess safety, tolerability, and efficacy.

2. CLINICAL TRIAL DEVELOPMENT ACTIVITIES

The parties shall follow the procedures and have responsibility for performing their respective obligations set forth below with respect to the Clinical Trial.

2.1 Protocol

The protocol (NK-001-SACABG-1) associated with the clinical research activities for the product, *NK 001,* (the "Product") a TNF alpha antagonist to treat inflammation associated with various diseases, involved in the Clinical Program is attached hereto in Appendix II. The Protocol describes the plans for conducting the Clinical Trial. The Clinical Trial will be conducted per the attached protocol document.

2.2 Regulatory Matters

VIRTUS shall be responsible for the regulatory aspects of the Clinical Trial under the South African Medicines Control Council (MCC) Regulations. VIRTUS shall prepare and arrange for the filing and approval with the National Regulatory Agency of the Clinical Trial including any and all regulatory documents, application, and/or information for the Clinical Trial. VIRTUS will be responsible for all written and oral contact with the National Regulatory Agency "Medicine Control Council" (MCC) with respect to regulatory requirements and any other information required under National Regulatory Agency regulations including, but not limited to safety reports and annual reports required to be submitted to the National Regulatory Agencies. NEUROKINE shall own and will hold the National Regulatory Approvals, applications, records, and files.

Notwithstanding anything contained in this Agreement to the contrary, VIRTUS shall not initiate or participate in any communications with any National Regulatory Agency concerning the subject matter hereof unless required by law or requested to do so by NEUROKINE and then only after prior consultation with NEUROKINE.

2.3 Clinical Sites; Investigators

Prior to the commencement of the Clinical Trial, VIRTUS shall provide to NEUROKINE for its review, a list of proposed clinical sites and investigators to perform the Clinical Trial, selected by VIRTUS based on the expertise of the investigators in the therapeutic area covered by the Clinical Trial and the ability of the clinical sites and investigators to recruit the required patient population for rapid enrollment in the Clinical Trial. At NEUROKINE's request, VIRTUS shall provide additional information and documentation on the clinical sites and investigators proposed by VIRTUS. NEUROKINE may also make visits to any clinical site for purposes of independently evaluating the acceptability of such clinical site(s).

2.4 Clinical Trial Drug Supply and Shipment

VIRTUS does not provide clinical drug storage facilities but shall assist NEUROKINE with handling Clinical Trial Product distribution to the clinical sites. No Clinical Trial Product shall be shipped to any clinical site without appropriate MCC and Ethics Committee approval for study conduct and other documentation required under applicable regulatory requirements and ICH GCP. VIRTUS shall also assure the return of all unused supplies of the Product from each individual investigator whose participation

in the investigation is discontinued or terminated, or assure compliance with an alternative disposition of unused supplies of the Product approved by NEUROKINE. VIRTUS shall maintain adequate records showing the receipt, shipment, return or other disposition of the Product by investigational sites.

2.5 Clinical Safety Reports

Within twenty-four (24) hours of the notification of occurrence of a serious adverse event (SAE), as defined under National Regulatory Agency regulations and ICH GCP, VIRTUS shall inform NEUROKINE of such occurrence. At a minimum, serious adverse event reports shall include the patient's initials/study identifier, the reporter's name, and a description of the event. VIRTUS shall prepare and provide to National Regulatory Agencies all written safety reports and telephone reports within the timeframes and containing the information required under National Regulatory Agency regulations. For all adverse events relating to the Clinical Trial other than any Serious Adverse Experiences, VIRTUS shall provide NEUROKINE in a timely manner all information relating to such adverse events. VIRTUS shall prepare and submit all annual reports containing the description of such adverse experiences as required under National Regulatory Agency regulations. VIRTUS shall provide Neurokine with a draft copy of each such report prior to submission to the National Regulatory Agencies for its review and approval; VIRTUS shall provide Neurokine will a copy of any and all communications, reports, information forwarded to the National Regulatory Agencies. VIRTUS will ensure that a copy of each individual SAE report and Annual Report is sent to each investigational site in South Africa and onwards to the sites' Ethics Committee. NEUROKINE may, at its option, communicate directly with any clinical site and investigator about any SAE or other adverse event.

Clinical Monitoring Plan. VIRTUS shall advise NEUROKINE of a clinical monitoring service and assist in the preparation of a clinical monitoring plan for the Clinical Trial which shall include, without limitation, the frequency of clinical monitoring by VIRTUS of the clinical sites related to the Clinical Trial and the right of NEUROKINE or its designee to independently monitor any of such clinical sites (the "Clinical Monitoring Plan"). At a minimum, the Clinical Monitoring Plan shall assure that the rights and well-being of human subjects are protected, the trial data collected on Case Report Forms are accurate, complete and verifiable from source documents, that adequate procedures are in place for VIRTUS to respond to inquiries relating to such data, and that the conduct of the Clinical Trial is in compliance with the Protocol, with good clinical practices, and with other applicable regulatory requirements. VIRTUS shall, at least four (4) weeks prior to the contemplated date of enrollment of the first patient in the Clinical Trial ("Initiation"), submit a proposed Clinical Monitoring Plan for the Clinical Trial to NEUROKINE. NEUROKINE shall then approve the proposed Clinical Monitoring Plan or submit to VIRTUS any changes to the Clinical Monitoring Plan desired by NEUROKINE. The Clinical Monitoring Plan, as revised to reflect any changes submitted by NEUROKINE, shall be effective following NEUROKINE's approval and shall be amended by VIRTUS from time to time at NEUROKINE's direction or upon the written approval of NEUROKINE.

2.6 Changes or Modifications

(a) NEUROKINE will have the sole and exclusive right to review or request changes to the following guidelines and plans that relate to the conduct of the Clinical Trial by VIRTUS.

- Project management guidelines
- Monitoring guidelines

If any alteration, modification, amendment to the Clinical Trial is required, the requesting party shall provide written notice to the other party in accordance with the following procedures: A change proposed by either party shall be initiated by a written notice ("Change Order") to the other party. Each Change Order shall explain in reasonable detail the specific changes to the Clinical Trial, task, responsibility, duty, timeline, applicable budget, requested by the initiating party.

(b) Upon receiving a Change Order initiated by NEUROKINE, VIRTUS shall furnish NEUROKINE with an estimate of the effect, if any, upon the applicable budget (whether an increase or decrease) within ten (10) days of VIRTUS's receipt of said Change Order, or other period of time as mutually agreed upon in writing by the parties. Upon NEUROKINE written approval of VIRTUS's estimate (such approval shall not be unreasonably withheld) and the parties' execution of the Change Order, said Change Order will be effective and its terms shall be incorporated herein.

(c) Likewise, for example, if the Clinical Trial is delayed by more than thirty (30) days at the request of NEUROKINE or delayed due to material reasons beyond VIRTUS's control (a "Trial Delay"); additional (out of scope) charges may be incurred. VIRTUS will immediately notify NEUROKINE of a Trial Delay and its proposed changes in budget due to increased personnel costs, additional time or material that may be required by VIRTUS to deal with the change in the study timeline. VIRTUS will use its best efforts to mitigate such costs. Upon NEUROKINE written approval and the parties' execution of NEUROKINE's Change Order, said Change Order will be effective and the terms of the Change Order shall be incorporated herein.

2.7 Records; NEUROKINE's Right to Audit

(a) As part of its services hereunder, VIRTUS shall maintain complete and accurate records, information, accounts, notes, databases, reports, materials, and data pertaining to the Clinical Trial and VIRTUS's activities hereunder ("Clinical Trial Records") in accordance with Applicable Standards (as defined herein). NEUROKINE may at its option upon reasonable advance notice and during normal business hours audit all information, clinical sites, databases and records, accounts, notes, reports, and data pertaining to the Clinical Trial and VIRTUS' performance under this Agreement. During the term of this Agreement, VIRTUS shall maintain all materials, information, databases and records, accounts, notes, reports, and data obtained or generated by VIRTUS in the course of providing services under this Agreement, including all computerized records and files, in a non-public and secure area. NEUROKINE may at any time have access to any and all clinical data for the Clinical Trial and clinical sites.

(b) At NEUROKINE's request, VIRTUS shall cooperate with any regulatory authorities and allow them access to applicable records and data. VIRTUS shall inform NEUROKINE of any request or effort by any regulatory authority to review records and data, or to contact, visit, or inspect VIRTUS's records and data, relating to the Clinical Trial or VIRTUS's performance of services under this Agreement, and shall notify NEUROKINE within two (2) business days if any regulatory authority issues or gives to VIRTUS any notice of intent to inspect, notice of inspection, notice of inspectional observations, warning letter, or other written communication concerning the Clinical Trial.

2.8 Periodic Reports; Return of Materials

(a) VIRTUS shall, by the close of business on each Friday of each week, provide to NEUROKINE a written report, as NEUROKINE shall request, on the status of its activities under this Agreement and the Clinical Trial. VIRTUS will use its best efforts to provide information in such reports of a nature and in a format as may be reasonably requested by NEUROKINE.

(b) Upon request from NEUROKINE, and/or at the expiration and/or termination of this Agreement, all materials, information, databases and records, accounts, notes, reports and data, protocols, and/or results, obtained or generated by VIRTUS in the course of providing services under this Agreement, or resulting from this Agreement shall, at NEUROKINE's option and at its direction and written request, be (i) delivered to NEUROKINE at its offices as NEUROKINE shall request or (ii) retained by VIRTUS under a mutually agreeable arrangement and at a cost to be borne by NEUROKINE at that time. In no event will VIRTUS dispose of materials, information, databases and records, accounts, notes, reports, results, protocols, or data obtained or generated by VIRTUS in the course of providing services under this Agreement or resulting from this Agreement without prior written approval from NEUROKINE. For avoidance of doubt, the obligations of VIRTUS under this Section 2.8 shall remain in effect notwithstanding any dispute between the parties.

3. COMPENSATION; PAYMENTS

3.1 Compensation

As payment to VIRTUS for services provided by VIRTUS under this Agreement, NEUROKINE shall compensate VIRTUS in accordance with the budget (the "Direct Cost Budget") consisting of the milestone payment schedule set forth in Appendix 3 attached hereto, as the same may be amended from time to time by mutual consent of the parties hereto. In the event that the Clinical Trial or part thereof is terminated before completion, Appendix 3 shall be amended as NEUROKINE reasonably directs to reflect the impact of such termination and VIRTUS will be compensated for all work actually completed to date including all reasonable costs directly related to the termination of the trial. Additionally, VIRTUS shall be reimbursed within thirty (30) days of invoice of any

and all non-cancelable obligations with regard to third parties who are providing goods and/or services that appropriately and reasonably fall within the work outlined in this agreement. Any funds held by VIRTUS that shall be shown by NEUROKINE to be unearned at the conclusion of the termination process shall be returned to NEUROKINE within thirty (30) days of termination of this Agreement.

3.2 Pass through Costs

VIRTUS will pass through certain costs ("Pass through Costs") of the Clinical Trial to NEUROKINE. These Pass through Costs include expenses incurred in the performance of the Clinical Trial as shown as an estimate in Appendix 3 attached hereto, including reasonable travel expenses incurred by VIRTUS as required to monitor the progress and regulatory compliance of the Clinical Trial. Reimbursement by NEUROKINE for all other travel expenses is subject to NEUROKINE's prior approval of such travel. VIRTUS will not enter into agreements with any sub-contractor or incur any previously unidentified expenses until it has received written authorization from NEUROKINE.

3.3 Payments; Taxes

All payments provided for under the terms of this Agreement shall be invoiced by email to NEUROKINE and payments will be transferred by wire to VIRTUS's account within thirty (30) calendar days of the invoice. Payments not received within thirty (30) days following receipt by NEUROKINE of written notice given by VIRTUS of non-payment will be regarded as a breach of contract on behalf of NEUROKINE and grounds for termination of this Agreement. Taxes (including any penalties thereon) imposed on any payment made to VIRTUS pursuant to this Agreement shall be the sole responsibility of VIRTUS.

3.4 Audit

During the term of this Agreement and for a period of one year thereafter, NEUROKINE shall have the right to engage a recognized accounting firm and any other consultants that NEUROKINE deems necessary or desirable to audit VIRTUS' records, agreements and other documents relating solely to Pass-Through Costs; provided, however, that NEUROKINE shall exercise such audit rights no more than once during any consecutive twelve (12) month period. Any such audit shall take place at a time and place agreed to by the parties no later than thirty (30) days following NEUROKINE's notice of exercise of its audit rights hereunder. VIRTUS shall cooperate fully in any audit conducted hereunder and shall provide reasonable access to relevant employees, agents, and other representatives of VIRTUS and to VIRTUS' books, records, agreements, and other documents pertinent to Pass-Through Costs. NEUROKINE shall be responsible for its own expenses for these audits, including the costs of its accountants and consultants

4. CONFIDENTIALITY AND PROPRIETARY RIGHTS

4.1 Confidentiality

VIRTUS agrees to maintain as strictly confidential this Agreement; and any and all materials, information, databases and records, accounts, notes, reports, results, protocols,

or data obtained or generated by VIRTUS in the course of providing services under this Agreement or resulting from this Agreement; and any and all information relating to the Clinical Trial VIRTUS has received or receives from NEUROKINE or obtains as a result of the performance by VIRTUS of services under this Agreement ("Confidential Information"), and further agrees to disclose the Confidential Information only to those persons under VIRTUS's direct control who have a need to know the Confidential Information for purposes of performing VIRTUS's obligations under this Agreement and who have agreed in advance in writing to comply with and be bound by the terms of this Article 4. At no time shall VIRTUS use, or allow others to use, the Confidential Information for any purpose other than performance of VIRTUS' obligation under and in accordance with this Agreement; or disclose, divulge, transfer, and/or convey, the Confidential Information to any third party without the prior written consent of NEUROKINE and then only after the party to whom such disclosure will be made has agreed in writing to comply with and be bound by the terms of this Article 4. The foregoing confidentiality obligations shall not apply to Confidential Information to the extent VIRTUS can establish by competent documentary proof that:

(a) such Confidential Information was already properly known to VIRTUS at the time of disclosure to VIRTUS, provided that VIRTUS advises NEUROKINE promptly upon discovering that such Confidential Information was already known to VIRTUS;

(b) Such Confidential Information was specifically available to the public or otherwise part of the public domain at the time of disclosure to VIRTUS;

Or

(c) VIRTUS was required to disclose such information pursuant to applicable laws, rules, regulations, court or administrative proceedings or the like, provided that VIRTUS notified NEUROKINE in writing at least thirty (30) days in advance and provided NEUROKINE with the opportunity to seek an appropriate protective order prevent to such disclosure.

4.2 Publication

VIRTUS shall not publish any abstracts, articles or papers or make any presentations, nor assist any other person in publishing any articles, abstracts, or papers or making any presentations, relating or referring to the Clinical Trial, the services performed by VIRTUS hereunder, Clinical Trial results, or materials, data, information, materials , results obtained or generated in the performance of VIRTUS' obligations hereunder, in whole or in part, without the prior written consent of NEUROKINE in its sole discretion.

4.3 Proprietary Rights

(a) Neither anything contained in this Agreement nor the disclosure or provision to VIRTUS of any Confidential Information, Products, Clinical Trial, Clinical Trial Records, or other information, data, records, application, approvals, files, rights, title, or items shall be deemed to license, transfer or grant to VIRTUS, or any other person or entity any right, title, interest, or license in, to any materials, data, information or results

arising under the CLINICAL STUDY or this Agreement, or under any patent or patent application of NEUROKINE or other intellectual property or other right of NEUROKINE or in or to any information, discoveries, knowledge, experience, processes, procedures, devices, compositions of matter, skills, know-how, samples, trade secrets, designs, formulae, specifications, methods, techniques, compilations, programs, devices, technical information, concepts, developments, inventions or improvements, whether patentable or not, or other technology, inventions or property of NEUROKINE.

(b) VIRTUS agrees, and shall instruct all investigators and clinical sites to agree, that all information, data, discoveries, knowledge, experience, processes, procedures, devices, compositions of matter, skills, know-how, samples, compounds, materials, results, trade secrets, designs, formulae, specifications, methods, techniques, compilations, programs, devices, technical information, concepts, developments, inventions or improvements, whether patentable or not ("Inventions") arising from VIRTUS's performance of its obligations under this Agreement, or resulting from the Clinical Trial shall promptly be made known to NEUROKINE in writing, and NEUROKINE shall own such Inventions and have sole and exclusive right, title, and interest in and to all such Inventions, which shall be the sole and exclusive property of NEUROKINE unless otherwise assigned to the NEUROKINE. VIRTUS and any and all investigators and/or clinical sites hereby agrees to assign, will assign, to NEUROKINE, without additional compensation, its entire right, title and interest in and to all Inventions; and , data, information, materials, results of the CLINICAL STUDY. To the extent, if any, that any Inventions are not assignable or that VIRTUS retains any right, title or interest in and to any Invention, VIRTUS (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against NEUROKINE with respect to such rights; (ii) agrees, at NEUROKINE' request and expense, to consent to undertake or join in any action to enforce such rights; and (iii) hereby grants to NEUROKINE a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sub licensable (through multiple levels of sublicenses), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of NEUROKINE) all or any portion of such Invention, in any form or media (now known or later developed).

(c) Whenever requested to do so by NEUROKINE, VIRTUS will execute any and all applications, assignments, or other instruments and give testimony, which NEUROKINE shall deem necessary to apply for and obtain Letters of Patent in the U.S. or other country; or to otherwise protect the interests of NEUROKINE therein. NEUROKINE shall compensate VIRTUS, subcontractors and agents for the time devoted to said activities and reimburse VIRTUS for reasonable expenses actually incurred. These obligations shall continue beyond the termination of this Agreement with respect to Inventions, and shall be binding upon assignees, administrators and other legal representatives of VIRTUS.

4.4 Rights in Materials, Data and Reports

VIRTUS hereby agrees to assign, and hereby assigns, to NEUROKINE all right, title and interest, including copyrights and other intellectual property rights, in and to all documents, applications, files related to the Clinical Trial and the National Regulatory Agency files and approvals, and/or works of authorship, data, reports and other materials, including without limitation protocols, investigators' brochures, case report forms and summary statistical reports, which shall be developed in performance of the Clinical Trial or by VIRTUS in the course of performing its obligations under this Agreement. For avoidance of doubt, the obligations of VIRTUS to assign and deliver to NEUROKINE the subject matter under this Section 4.4 shall remain in effect notwithstanding any dispute between the parties. Furthermore, for the avoidance of doubt, this clause shall not apply to any VIRTUS Property or any direct developments of such VIRTUS Property that may occur during the term of this Agreement.

4.5 Survival

The terms of this Article 4 and the parties' obligations hereunder, shall survive termination or expiration of this Agreement for any reason whatsoever and the completion of all VIRTUS's performance of all of its obligations under this Agreement.

5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

VIRTUS represents, warrants and covenants that:

5.1 Conduct of Activities

It will perform, and cause all investigators and clinical sites to perform, the services and obligations to be performed by VIRTUS or an investigator or clinical site pursuant to this Agreement (including as set forth in Appendix 1) in a competent manner in conformance with the standard of care usually and reasonably expected in the performance of such activities, including but not limited to National Regulatory Agency Guidelines, ICH GCP, and in each case in conformance with procedures approved by NEUROKINE and to its reasonable satisfaction.

Further, it will perform and coordinate with Neurokine and the investigating site all activities related to the submission to MCC for the approval of the clinical trail. It will in parallel and with the instructions of Neurokine coordinate the investigator selection, site selection, and the application to the University of Cape Town Ethics committee for approval to conduct the trial in accordance with the Ethics guidelines of the University.

5.2 Compliance

VIRTUS will perform, and cause all investigators and clinical sites to perform, the services and obligations to be performed by VIRTUS or an investigator or clinical site pursuant to this Agreement in compliance with all applicable laws, published guidelines, rules and regulations, including but not limited to the ICH Consolidated Guidance for

Good Clinical Practice, and all applicable national laws, rules and regulations relating to the conduct of the Scope of Work, particularly the laws, rules and regulations promulgated by the MCC pertaining to clinical investigations and the use of investigational drugs in humans, all of such protocols, guidelines, standards, laws, rules and regulations to be hereinafter and collectively referred to as "Applicable Standards", and with the standard of care customary in the industry. VIRTUS will promptly notify NEUROKINE of any observed or suspected violations of such Applicable Standards by Investigators and Clinical Sites.

5.3 Inspections

If any governmental or regulatory authority conducts or gives notice to VIRTUS or any investigator or clinical site of its intent with respect to any activities under this Agreement to conduct an inspection at facilities of VIRTUS or any clinical site or take any other regulatory action, or if VIRTUS or any investigator or clinical site becomes aware of any such governmental inspection or other regulatory activity at one of the clinical Sites being monitored by VIRTUS, VIRTUS shall promptly give NEUROKINE notice thereof, including all information pertaining to any such inspections or actions;

5.4 No Sanctions

Neither VIRTUS nor any of its personnel have been subjected to any restrictions or sanctions related to allegations of research or professional misconduct.

Conduct of Activities. It will perform, and cause all investigators and clinical sites to perform, the services and obligations to be performed by VIRTUS or an investigator or clinical site pursuant to this Agreement in a competent manner in conformance with the standard of care usually and reasonably expected in the performance of such activities, and in conformance with procedures approved by NEUROKINE, the Protocols, and instructions provided by NEUROKINE;

Compliance. It will perform, and cause all investigators and clinical sites to perform, the services and obligations to be performed by VIRTUS or an investigator or clinical site pursuant to this Agreement in compliance with all applicable laws, rules and regulations including but not limited to the ICH Consolidated Guidance for Good Clinical Practice, the United States Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the industry;

No Debarment. VIRTUS certifies that it is not and will not be using the services of any person debarred in any capacity in connection with the performance of the services provided under this Agreement. VIRTUS also certifies that it is not and will not be using the services of any person or affiliate person/firm for whom convictions subject to debarment have occurred in the past five (5) years in any capacity in connection with the performance of the services. If at any time after execution of this Agreement, VIRTUS becomes aware that it or any person employed by it or any affiliate person/firm has been or is in the process of being debarred or is convicted of an offense subjecting it or any person to debarment, VIRTUS hereby agrees that it will so notify NEUROKINE at once.

No Conflicting Obligations. Neither it or any investigator or clinical site is or shall be subject to any conflicting obligation or legal impediment that might preclude or interfere with its performance of its obligations under this agreement or that might impair

the acceptance of the resulting data by a regulatory authority, and that no such obligations will be incurred or permitted in the future without the prior written approval of NEUROKINE; and

No Sanctions. Neither it nor any of its personnel, nor any investigator or clinical site or the personnel of either have been or shall be involved in an investigation or in research that was terminated, nor have they been subjected to any restrictions or sanctions related to allegations of research or professional misconduct.

6. INDEMNIFICATION; INSURANCE

6.1 Indemnification by VIRTUS

VIRTUS agrees to defend, indemnify, and hold harmless NEUROKINE and its respective affiliates, employees, officers, directors, and consultants against and from any losses, claims, liabilities, damages, proceedings, or investigations (including reasonable attorney fees and court costs) arising out of or in connection with VIRTUS's negligence, intentional misconduct, breach of any covenant or warranty, or the inaccuracy of any representation of VIRTUS in this Agreement, or VIRTUS's failure to comply with the terms of the Clinical Trial (and related Protocol, as it may be amended from time and time and as currently in effect), Applicable Standards, written instructions by NEUROKINE, or the terms of this Agreement, in connection with VIRTUS's performance of its obligations under this Agreement, provided that such claim did not arise out of or in connection with NEUROKINE' gross negligence, intentional misconduct and willful malfeasance.

6.2 Indemnification by NEUROKINE

NEUROKINE agrees to defend, indemnify, and hold harmless VIRTUS and its respective affiliates, employees, officers, directors, and consultants (the "VIRTUS Indemnitees") against and from any losses, claims, liabilities, damages, proceedings, or investigations (including reasonable attorney fees and court costs) brought against VIRTUS Indemnitees, or any one of them, by a third party arising out of or in connection with NEUROKINE' performance under this Agreement, provided that:

(a) such claim did not arise out of or in connection with VIRTUS' negligence, intentional misconduct, breach of any covenant or warranty, or the inaccuracy of any representation, of VIRTUS in this Agreement, or VIRTUS's failure to comply with the terms of any Clinical Trial, the Applicable Standards, any written instructions by NEUROKINE, or the terms of this Agreement;

(b) the VIRTUS Indemnitees notify NEUROKINE within a reasonable period after receipt of such claim and cooperate with NEUROKINE in their defense; and

(c) NEUROKINE will have the right to select defense counsel and to direct the settlement of any such claim or suit.

6.3 Limitation of Liability

Neither party shall be liable for any indirect, incidental, special or consequential damages, including loss of profits, revenue, goodwill, shareholder confidence and similar remote damages incurred by the other party, whether in an action in contract or tort, even if it has been advised of the possibility of such damages.

6.4 Insurance

VIRTUS will during the term of this Agreement carry employers liability, public liability and office insurance policies conforming to usual standards operating in South Africa and in such amounts and providing such coverage as is reasonable and customary for commercial entities providing services like those being rendered by VIRTUS under this Agreement. VIRTUS will provide written evidence of such insurance to NEUROKINE and will provide NEUROKINE thirty (30) days prior written notice of any cancellation in any of the above coverage. For the avoidance of doubt, VIRTUS will not instruct administration of a pharmaceutical product to patient or healthy volunteer recipients without a copy of the valid clinical trial indemnity insurance certificate being previously filed by VIRTUS.

NEUROKINE will during the term of this Agreement carry clinical trials indemnity insurance conforming to international standards and valid in each country where Clinical Trial is conducted and in such amounts and providing the coverage as is reasonable and customary for commercial entities conducting research on pharmaceutical products. Upon request, NEUROKINE will provide written evidence of such insurance to VIRTUS and will provide VIRTUS thirty (30) days prior written notice of any cancellation in any of the above coverage. For the avoidance of doubt, NEUROKINE will not instruct administration of a pharmaceutical product to patient or healthy volunteer recipients without a copy of the valid clinical trial indemnity insurance certificate being previously filed by NEUROKINE.

6.5 Survival

The terms of this Article 6 and the parties' obligations hereunder, shall survive termination or expiration of this Agreement for any reason whatsoever and the completion of all VIRTUS's performance of all of its obligations under this Agreement.

7. TERM; TERMINATION; POSTPONEMENT

7.1 Term

This Agreement shall be effective beginning on the Effective Date and shall remain in full force and effect until the Scope of Work provided by VIRTUS for the Clinical Trial is complete or until terminated in accordance with the terms of this Agreement. The anticipated schedule of this project is provided in Appendix 3.

7.2 Termination for Patient Safety

In the event VIRTUS or NEUROKINE believes that patient safety considerations may indicate that the Clinical Trial or part thereof should cease, VIRTUS or NEUROKINE

shall promptly consult with each other regarding such belief and the reasons therefore, and VIRTUS shall cooperate with NEUROKINE in making any changes necessary to address and cure such safety considerations. NEUROKINE shall terminate the Clinical Trial only if NEUROKINE determines that patient safety considerations require such termination. In the event that NEUROKINE determines not to so terminate the Clinical Trial or part thereof, subject to this Section 7.2, VIRTUS shall have the right to terminate this Agreement effective immediately upon the giving of written notice of termination to NEUROKINE.

7.3 Termination

This Agreement may be terminated (i) immediately by NEUROKINE or VIRTUS, as the case may be, upon the material breach of this Agreement by the other party and the failure of such other party to cure such breach within thirty (30) days of receipt of the non-breaching party's written notice of such breach and (ii) by NEUROKINE without cause upon thirty (30) days prior written notice to the other of its intent to terminate. Reference should be made then to paragraph 3.1

7.4 Effect of Termination

Upon termination of this Agreement, VIRTUS shall cooperate with NEUROKINE to provide for an orderly wind down of the services provided by VIRTUS hereunder and, if NEUROKINE elects to continue the Clinical Trial or part thereof in the event of a termination of this Agreement, an orderly transfer of VIRTUS's responsibilities with respect to the Clinical Trial or part thereof to NEUROKINE or its designee, including without limitation VIRTUS's assignment at NEUROKINE' request of one or more Clinical Trial Agreements to NEUROKINE. Termination of this Agreement shall not relieve NEUROKINE from any accrued but unpaid obligations for services actually performed by VIRTUS prior to such termination and for any direct reasonable wind down expenses or for any expenses properly incurred by VIRTUS under this Agreement prior to the date of notice of termination (including any expenses so incurred but payable after the effective date of termination) which would otherwise have been payable by NEUROKINE under the terms of this Agreement, unless NEUROKINE objects to any such amount, in which case the parties shall use best efforts to resolve expeditiously any disagreement. VIRTUS shall use its best efforts to minimize the amount of obligations which could be payable by NEUROKINE following termination.

7.5 Postponement of Clinical Trial

NEUROKINE may, in its sole discretion, suspend or delay the Clinical Trial or any part thereof. In the event of suspension or delay of the Clinical Trial or any part thereof, NEUROKINE may, by giving written notice to VIRTUS, suspend or delay VIRTUS's performance of services under this Agreement with respect to the Clinical Trial or any part thereof. In the event of suspension or delay of the Clinical Trial or any part thereof under this Section 7.5, NEUROKINE shall remain obligated to pay to VIRTUS in accordance with Appendix 3 all accrued but unpaid amounts for services satisfactorily rendered by VIRTUS through the date of such suspension or delay and caused by any suspension or delay. Upon receipt of written notice of suspension or delay of the Clinical

Trial or any part thereof under this Agreement, VIRTUS shall use its best efforts to immediately suspend its and each affected clinical site's performance of services, shall make no further expenditures nor incur further expenses, (and shall attempt to mitigate any expenses or costs already incurred in connection with the suspension or delay of services), except those directly caused by the suspension or delay, under this Agreement with respect to the Clinical Trial until such time as NEUROKINE notifies VIRTUS of the resumption of the Clinical Trial or any part thereof. In the event of resumption of the Clinical Trial or any part thereof, NEUROKINE shall notify VIRTUS in writing, at which time VIRTUS will resume, and instruct each clinical site to resume, their respective activities with respect to the Clinical Trial in accordance with the terms of this Agreement. If the period of the suspension or delay is more than 30 days, VIRTUS will have the right to renegotiate the financial terms of the project to the extent that it anticipates additional costs will be incurred relating directly to the reinstatement of the Clinical Trial.

8. ARBITRATION

If a dispute arises between the parties in connection with this Agreement, or a disagreement arises regarding the interpretation of any provision hereof (a "Dispute"), the parties shall use the following procedure in good faith prior to either party pursuing other available judicial or non-judicial remedies:

(a) A party raising a Dispute shall provide written notice of such Dispute to the other party identifying such Dispute in reasonable detail and proposing a reasonable solution to such Dispute. A meeting shall be held between the parties within ten (10) days after a party receives such written notice of a Dispute. The meeting shall be attended by a representative of each party having decision-making authority regarding the Dispute, to attempt in good faith to negotiate a reasonable resolution of the Dispute;

(b) If within thirty (30) days after receipt of notification of the Dispute by either party, the parties have not succeeded in negotiating a resolution to the Dispute, the Dispute shall be determined and settled exclusively by a panel of three (3) neutral arbitrators ("the Arbitration Panel") selected in accordance with this Section 8 and the rules of the Arbitration Act 1996. Each party shall select one (1) neutral arbitrator (a "Party Appointed Arbitrator") and the Party Appointed Arbitrators shall select the third neutral arbitrator (together an "Arbitration Panel") in accordance with such Rules as may apply to such arbitration. A majority of the Arbitration Panel is required for all Arbitration Panel decisions or recommendations. The place of arbitration shall be a mutually agreed venue and under the applicable laws and guidances for the conduct of commercial arbitration. The Arbitration Panel shall recommend a resolution of the Dispute in writing to each party. The recommendation provided by the Arbitration Panel shall be final and binding and judgment may be entered on the Arbitration Panel's award in any court having jurisdiction of the Dispute. In the event of arbitration, the costs related to such proceedings, including legal and travel costs will be included in the award to the prevailing party. The Arbitration Panel may only award actual damages, and shall not have the right to award any other damages, including, without limitation, punitive, incidental or consequential damages. Notwithstanding the foregoing, nothing in this

Section 8(b) shall preclude either party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a dispute, either prior to or during the Dispute resolution process, if necessary to protect the interests of such party.

9. MISCELLANEOUS

9.1 Independent Contractors

For purposes of this Agreement, except as expressly provided in Section 3.2, the parties agree that they are and will be acting solely as independent contractors and nothing contained in this Agreement is intended or shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures, nor to give either party the authority to legally bind the other party, and neither party shall hold itself out as having such authority.

9.2 Amendments

This Agreement may not be amended or modified in any manner except by an instrument in writing signed by both of the parties hereto.

9.3 Entire Agreement

This Agreement (including the Appendices hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof, and it supercedes all prior oral and written agreements, commitments or understandings with respect to the matters provided for herein, including without limitation any memorandum of understanding, letter of intent or letter of agreement. In the event of any conflict between the terms of this Agreement and any Appendix hereto, the terms of this Agreement shall govern.

9.4 Governing Law

This Agreement and the performance hereof shall be governed, interpreted, construed and regulated by the laws of the Republic of South Africa.

9.5 Notices

All notices, demands, requests, or other communications, which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier) or by facsimile transmission, addressed as follows:

If to NEUROKINE:

Dr. A. Doroudian
Chief Executive Officer
Neurokine Pharmaceuticals Inc.,
1255, West Pender Street,
Vancouver, BC, Canada V6E 2V1

Telephone: +1-604-805-7783
Facsimile: +1-604-225-0588
E-mail: adoroudian@shaw.ca
Attn: Dr. A Doroudian

If to VIRTUS:

Virtus Clinical Development (Pty) Ltd.
28, Ingleside Rd
Camps Bay, Cape Town,
South Africa 8005

Telephone: +27 21 438 0127
Facsimile: +27 21 438 0127
e-mail: rtrythall@virtusclin.com
Attn: Mr. Roger Trythall

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the electronic receipt being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. In the case of notices sent by facsimile transmission, which notice shall be deemed duly given if made pursuant to the provisions of this Section 8.7 above, the notifying party shall also send a confirmation copy of any such notice to the other party by first class-mail.

9.6 Severability

In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted therefore such term as will most fully realize the intent of the parties as expressed in this Agreement to the fullest extent permitted by applicable law, the parties hereby declaring their intent that this Agreement be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible.

9.7 Survival

Neither expiration nor termination of this Agreement shall terminate those obligations and rights of the parties pursuant to this Agreement which by their terms are intended to survive and such provisions shall survive the expiration or termination of this Agreement. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive any expiration or termination hereof: Articles 4, 6, 7, 8 and 9,

and all definitional provisions of this Agreement corresponding to the foregoing.

9.8 Waiver

Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No waiver by a party hereto of, or consent by a party hereto to, a variation from any provision of this Agreement shall be effective unless made in a written instrument duly executed on behalf of such party.

9.9 Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Neither party may transfer or assign this Agreement or its obligations there under to a third party other than an affiliate or subsidiary or such party without the other party's prior written consent. Notwithstanding the foregoing, NEUROKINE may transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. Any assignment not in conformance with this Section 9.9 shall be null, void and of no legal effect.

9.10 Additional Actions and Documents

Each of the parties hereto hereby agree to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.11 Publicity

Neither party shall use the name of the other party, its affiliates or subsidiaries, or any of their products, promotions, public statements or public disclosures without the prior express written consent of an authorized representative of the other party.

9.12 Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

9.13 Headings

The headings of this Agreement are for ease of reference only and shall not limit or otherwise affect the meaning of the terms and conditions of this Agreement.

9.14 Additional Warranties

It is understood that all materials and information provided hereunder are experimental in nature. NEUROKINE makes no warranties, express or implied, including without limitation any of the implied warranties of merchantability, fitness for a particular purpose and non-infringement regarding any materials and/or any information provided hereunder. Additionally, NEUROKINE makes no representations of any kind, express or implied, regarding the safety or efficacy with respect to such materials and/or information.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the Effective Date.

NEUROKINE PHARMACEUTICALS INC

By: Dr. A. Doroudian

Signature: [signature]

Title: Chief Executive Officer

Date: 31 March 2008

VIRTUS CLINICAL DEVELOPMENT (Pty) LIMITED

By: Mr. Roger Trythall

Signature: [signature]

Title: Chairman and CEO

Date: 30th March 2008.

Appendix 1

SCOPE OF WORK

VIRTUS will support NEUROKINE with the planning and execution of the Clinical Trial. This support includes the provision of the following services:

1. Regulatory application
   a) Compile the submission of CTA (clinical trial application) to MCC
   b) Compile application to respective Ethics Committees for Ethics Approval

2) Study planning
   a) Qualify and recruit 4 to 5 Sites to randomize 50 patients

3) Management of Study Drug
   a) Arrange to purchase, package and label the study drug
   b) Ensure appropriate inventory storage of study drug at study sites
   c) Ensure drug accountability records are kept and maintained at sites
   d) Arrange return and/or destroy unused drug at study completion

4) Investigators and Investigator meeting organization and management:
   a) Assist in investigator selection and trial site selection
   b) Establish on cooperation with Neurokine the contracts and administer the payments of investigator fees
   c) Organize an investigator meeting if required by Neurokine

5) Project management & medical/regulatory support
   a) Adverse event/serious adverse event (AE/SAE) reporting to NEUROKINE
   b) Enrollment & progress reports to NEUROKINE
   c) Weekly study management reports to NEUROKINE or as required by Neurokine
   d) Project training and team meetings
   e) Negotiation and administration of investigator grants and agreements if requested by Neurokine

6) Clinical monitoring
   a) Conduct pre-study validation and initiation visits as needed, interim monitoring visits and close out visits as required
   b) Provide ongoing communications with study sites to resolve conduct issues
   c) Ensure CRFs are sent to NEUROKINE by sites in a timely manner as per data management guidelines
   d) Assist NEUROKINE in resolution of data queries at each site
   e) Conduct source data verification at each site

7) Maintenance of study document file

a) Maintain Trial Master File of all site-specific study documents

b) Maintain investigator study documents at each trial site

8) Quality Management

a) Co-operate with and assist NEUROKINE with compliance audits of VIRTUS and selected clinical sites

9) Data Managememt

a) Identify a local data management organization and arrange with them the design for the CRF, statistical design and report writing

10) Laboratories

a) Identify a local laboratory who would conduct the labs as specified in the protocol. This can include PK and PD for etanercept. TNF alpha and S-100 levels

Study Responsibilities

The following table summarizes the allocation for tasks associated with the services required:

Activity	Responsibility NEUROKINE	Responsibility Virtus	Responsibility Data Management (Virtus)	Responsibility Labs (Virtus)
Clinical Development Plan	√			
Investigational Drug Brochure (only Monograph required)		√		
Protocol and Amendments	√			
Consent Form Design and translation		√		
Regulatory (MCC) Submissions		√		
CRF's design and Printing			√	
CRF's storage, distribution and retrieval		√		
Research Site: Identification		√		
Research Site: Validation		√		
Research Site Contract negotiations and administration		√		
Ethics Submissions		√		
Central Laboratory				√
Local Laboratory				√
Investigator Meeting		√		
Clinical Supplies (investigation formulation)	√			

Clinical Supplies packaging, Labeling, randomization and distribution		√		
Clinical Supplies Tracking in South Africa		√		
Clinical Supplies (overall accountability)		√		
Project Management		√		
Clinical Monitoring Site Initiation		√		
Clinical Monitoring Interim Visits and close outs		√		
Medical Monitoring Protocol Interpretation	√ (Dr. J. Willmer)			
Medical Monitoring SAE Reporting to Regulatory and Ethics		√		
Medical Monitoring SAE tracking and narratives		√		
Medical Monitoring Review of AE and Safety Data		√		
Site QA Audit	√			
Data Management			√	
Statistical Analysis			√	
Integrated clinical and statistical report			√	

Study Specifications

Study Drug	A randomized placebo-controlled study to assess the effects of NK-001 in protecting against the cognitive side effects of coronary artery bypass graft (CABG) surgery
Project Phase	Phase IIa
Indication	prevention of memory impairment post CABG surgery
Location	Cape Town, Johannesburg South Africa
SOP's to be used	VIRTUS
Number of Sites	4 to 5
Patients to be screened	Could be around 60 to 70
Patients to be enrolled	50
Patients to be randomized	50
Estimated patient recruitment	10 patients across all sites within 6months.
Estimated Drop out rate	10%
Estimated CRF's pages per patient	?
Monitoring Frequency	5 visits per patient
Monitoring 1st site visit	This would take place within 1 to 2 days of 1st patient randomized
Anticipated number of queries per patient	About 5
Anticipated number of concomitant medications per patient	0
Estimated number of AE's per patient	0.25
Estimated SAE rate	5%
Study Timetable	
Submit draft Agreement by VIRTUS	1st March 2008
Letter of intent by NEUROKINE	15th March 2008
Finalize Site recruitment	20th March 2008
Submit to MCC and Ethics	28th March 2008
Approval by MCC and Ethics	13th June 2008
Expected Notification of MCC Approval	30th June 2008
1st Patient entry	July 2008***critical: this depends entirely on the submission to MCC and ethics as per the deadlines mentioned above AND that MCC and Ethics approve as per the deadline. In other words that the protocol encounters no undue enquiries etc.)***
Estimated Last patient entry	September 2008
Estimated Last patient completed	December 2008
Final Data Queries	January 2009

Study Management

The successful performance of the proposed study will involve close co-ordination of a multidisciplinary team of investigators, site-coordinators and nursing staff. Throughout the course of the project, Virtus will establish and maintain strong and supportive communications with the investigator sites to promote rapid recruitment and the collection of high quality data.

Virtus will assign highly qualified and well-placed staff with excellent academic credentials and professional experience. Virtus undertakes to assign the staff specified for the project, but cannot guarantee this. In the event that staff changes occur, Virtus will use best efforts to replace with equally qualified staff.

Project Management

The project manager will develop a comprehensive project strategy in consultation with NEUROKINE to plan for the achievement of all study objectives. The project manager will then track and actively manage the progress of the study against budget and report progress to NEUROKINE on a regular basis as specified by them. Particular attention will be paid to timeline management to ensure that the sites achieve their goals and deliver data according to deadline.

For NEUROKINE' proposed study Ms Melanie Spies is the primary contact. Ms Melanie Spies will take direction from NEUROKINE and will co-ordinate the activities of the Virtus Project team to ensure effective communication and consistency of procedures for the entire duration of the project.

Ms Melanie Spies is an Accredited Clinical Research Professional with extensive experience of Advanced GCP, GMP, GLP, ICH/GCP, FDA guidelines, New SA guidelines, Code of Federal regulations as MCC new drug application.

Study Monitoring

Virtus can also assign Ms. Moira Walters to the NEUROKINE project in Cape Town. She has extensive experience in clinical trial work and is an accredited GCP CRA. If Johannesburg is required, we will assign Ms. Brenda Bezuidenhout who is an experienced study coordinator and an accredited GCP CRA.

Key Project and Budget Assumptions

The following key assumptions were made in the preparation of this budget:

- The budget summary is based on Virtus' understanding of the services required as detailed in this document and the assumptions noted below. Any changes to the services required may result in a revision of the budget and that the services required are awarded exclusively to Virtus in South Africa

- All the patients will be recruited from 5 sites in the Cape Town and Johannesburg. If patients are recruited from further afield there will be increased travel and monitoring costs.

- The study is expected to last until December 2008. If the study continues for longer than this the study management costs will be increased pro rata with an additional rate set to the rate of inflation.

- Lab costs do not account for screening failures or study dropouts.

- Costs assume NEUROKINE will be responsible for the supply and distribution of all investigational material

- Virtus will assist to identify a suitable laboratory. Costs associated with the laboratory will be passed through to NEUROKINE.

- Costs assume that NEUROKINE will provide the latest version of the protocol and Investigator Brochure

- The budget can include an estimate of possible investigator fees if wished by NEUROKINE and excludes costs associated with screening failures.

- Costs assume that NEUROKINE will ensure the completion of tasks for which they are responsible in whole or in part in a timely fashion so as not to prejudice Virtus' ability to meet the deadlines.

- The Budget does not include any costs to manage investigator payments or negotiate and manage the services of data management

- Any preparation, implementation and management of protocol amendments are not included in this budget. These will be charged on a per amendment basis and in accordance with the scope of the amendment and the extent of effort and changes required brought about by the amendment. Costs estimates will be provided.

- Third party costs such as travel, accommodation, shipping, printing, photocopying, phone, fax, have been estimated for pass through purposes. Every reasonable effort will be made to keep within this budget.

- VAT (14%) will be added where appropriate

Appendix 2

PROTOCOL

The Study Protocol Version NK – 001 – SACABG - 1 is deemed to be inserted here.

Appendix 3

Budget, Payment Schedule & Target Milestones